Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-3) and related Prospectus of Teekay Offshore Partners L.P. for the registration of 2,056,202 common units and to the incorporation by reference therein of our report dated April 11, 2011, with respect to the consolidated results of the operations, cash flows and changes in total equity of Teekay Offshore Partners L.P. and subsidiaries for the year ended December 31, 2010, included in its Annual Report (Form 20-F) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

Vancouver, Canada,	/s/ Ernst & Young LLP
May 10, 2013	Chartered Accountants